Exhibit 99.3

Non-binding English translation
of the Russian letter to the shareholders

NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN

On the Additional Issuance of JSC VTB Bank Shares

Dear Shareholder of JSC VTB Bank:

In accordance with a resolution of the annual General Shareholders’ Meeting of JSC VTB Bank dated June 29, 2009, JSC VTB Bank plans to issue additional common shares (the “Shares”) pursuant to the following terms (the “Offering”):

•                  the number of the offered Shares – 9,000,000,000,000 (nine trillion);

•                  par value of a Share – 0.01 Ruble;

•                  form of issuance – non-documentary;

•                  offering mode – open subscription;

•                  form of payment for the offered Shares – funds in the currency of the Russian Federation.

The main goal of the Offering is to strengthen the capital base of JSC VTB Bank under conditions of recession in the economy, deterioration of the quality of the loan portfolio and formation of significant reserves for bad debts.

In this additional issuance, the Russian Federation, a major JSC VTB Bank shareholder represented by the Federal State Property Management Agency, plans to acquire additional Shares in the amount up to 180 billion Rubles.

The Offering of the Shares will be arranged in two stages:

1.               Acquisition of Shares by JSC VTB Bank’s current shareholders (exercise of the preemptive right); and

2.               The Offering of Shares to investors in Russia and in other jurisdictions where not prohibited by law.

In accordance with legislation and JSC VTB Bank’s Charter, you, as a current shareholder of JSC VTB Bank, have a preemptive right to acquire the offered Shares in an amount pro rata to the number of Shares held by you as of May 13, 2009.

You may exercise your preemptive right to acquire the Shares by delivering a written notice of the acquisition of the offered Shares to VTB 24 (CJSC) offices during the period of August 5, 2009 through August 24, 2009.

Preemptive rights applications will be accepted in VTB 24 (CJSC) offices on business days from 9:30 a.m. until 6 p.m. You may find information on VTB 24 (CJSC) offices accepting the applications at the following phone number: +7 (495) 777-24-24 or on the web at: www.vtb24.ru

After the cut-off date for the acceptance of applications from the shareholders having the preemptive right to acquire Shares, the Supervisory Board of JSC VTB Bank will announce the Share offering price.

Information on the Share offering price will be disclosed by the JSC VTB Bank in mass media, on the official websites of JSC VTB Bank: www.vtb.ru and VTB 24 (CJSC): www.vtb24.ru, in addition, this information will be available in VTB 24 (CJSC) offices and its call center at the following phone numbers: +7 (495) 777-24-24, 8 800 100-24-24.

The Share offering price for shareholders exercising their preemptive rights will not differ from the share offering price in the open market.

To complete the procedure of exercising your preemptive right to acquire the Shares after the offering price is disclosed by JSC VTB Bank, each eligible shareholder shall, within five business days after such disclosure, ensure that funds are credited to VTB 24 (CJSC) in an amount sufficient to pay for the Shares specified in the application. Information on the requisites of the account to which payment for the Shares will be provided to you upon your provision of the application.

In the course of the second stage of the offering, the JSC VTB Bank’s Shares will be offered to investors in Russia and in other jurisdictions where not prohibited by law.

To acquire Shares at the second stage of the Offering, a subscriber must, within two business days after the date of the commencement of the post-preemptive rights period submit a written proposal (offer) to acquire Shares. Such proposals (offers) will be accepted by VTB 24 Bank (CJSC) on business days from 9:30 a.m. until 6 p.m.

After the second stage of the Offering is completed, JSC VTB Bank will issue a Placement Report on the results of additional issuance of securities. Information on the registration of the Placement Report will be published in mass media and on the official websites of JSC VTB Bank and VTB 24 (CJSC). Subscribers to Shares in the Offering will be unable to transfer their Shares until the Placement Report is registered, and in the event that the Placement Report is not registered by the Central Bank of the Russian Federation within 75 calendar days of the closing date of the Offering; the new Shares shall be cancelled and subscription monies returned to subscribers in Rubles pro rata.

For more information on the share offering procedure please access the official website of JSC VTB Bank: www.vtb.ru, VTB 24 (CJSC): www.vtb24.ru and VTB 24 (CJSC) call center at the following phone numbers: (495) 777-24-24, 8 800 100-24-24. You may also find additional information regarding the Offering, including a non-

binding English translation of the Offering document under cover of Form CB on the website of the US Securities and Exchange Commission at www.sec.gov.

Risk Statement (Disclaimer): Please note that an acquisition of securities is subject to high price-related risks. The market price for Shares may increase or decrease which may entail a decrease in the value of an investment and, consequently, cause direct losses for a shareholder.

* * * * *

The offer of the Shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The Offering is made for the securities of a foreign company. The Offering is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided as part of the Offering were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. The Offering is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”). Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.